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                                                                   Exhibit 10.24

       DESCRIPTION OF EMPLOYMENT ARRANGEMENT BETWEEN OVERHILL FARMS, INC.
                              AND JOHN L. STEINBRUN

     John L. Steinbrun, Senior Vice President, Chief Financial Officer and Chief Operating Officer, receives a base salary of $250,000 and a discretionary bonus based on performance, as determined by Overhill Farms' board of directors. Mr. Steinbrun receives an automobile allowance of $600 per month. On April 1, 2003, Mr. Steinbrun was granted an immediately vested and exercisable five-year option to purchase up to 50,000 shares of Overhill Farms' common stock at an exercise price of $0.70 per share. On February 1, 2005, Mr. Steinbrun was granted options to purchase up to 200,000 shares of Overhill Farms' common stock at per share exercise prices ranging from $1.47 to $2.50. The options vested and became exercisable on May 23, 2005.